Exhibit 99.1

Press Release: Greif, Inc. Completes the Sale of Consumer Packaging Group to Graphic Packaging Holding Company

On, April 1, 2020 Greif, Inc, a global leader and industrial packaging solutions provider, announced that it has completed its previously announced divestiture of the Consumer Packaging Group ("CPG") business for $85 million in cash to Graphic Packaging Holding Company (NYSE: GPK).
"Given our industrial focus, we were not the rightful owner of the CPG business. The sale helps us de-lever our balance sheet, optimize our capital allocation plans and refocuses our business on our core industrial franchise and strategic growth priorities in Intermediate Bulk Container production and reconditioning and containerboard integration," said Pete Watson, Greif's President and Chief Executive Officer. "I would like to thank our colleagues at CPG for their contributions to Greif during the past year and wish them the very best in the future."
Proceeds from the sale of CPG will be used toward debt repayment. Greif expects no material impact to its Fiscal 2020 outlook or Fiscal 2022 financial commitments from this sale and reaffirms its expectation of at least $70 million synergies over 36 months from the closing of the Caraustar acquisition.
About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: In industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.
Forward-Looking Statements
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company's actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I, Item 1A under "Risk Factors" of the Company's most recently filed Form 10-K, as amended by the Company's subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Investors: Matt Eichmann, Vice President, Investor Relations & Corporate Communications, 740-549-6067